Exhibit 99.1

InfoSpace Appoints Eric Emans as Chief Financial Officer

BELLEVUE, Wash., November 17, 2011 -- InfoSpace, Inc. (NASDAQ: INSP) a leading developer of metasearch products, today announced that Eric Emans has been appointed Chief Financial Officer and Treasurer. Mr. Emans has served as interim Chief Financial Officer and Treasurer since August 2011.

"I am thrilled to name Eric as CFO of InfoSpace. Eric has the right blend of financial understanding and leadership skills to lead us forward as CFO," said William J. Ruckelshaus, President and Chief Executive Officer of InfoSpace. "In his seven years at InfoSpace, Eric has become a valued member of our management team and we look forward to working with him in his new role."

Prior to assuming the role of interim Chief Financial Officer and Treasurer in August 2011, Mr. Emans served as Chief Accounting Officer of InfoSpace since January 2008 and as Corporate Controller from September 2006 until January 2008. His management responsibilities have included leading the accounting organization, overseeing financial reporting, managing the Company's business intelligence functions, and Sarbanes Oxley compliance. In addition, he has been an integral part of the M&A and financial operations support teams.

Mr. Emans also served as director of operations at Corbis Mobile from December 2005 to September 2006 where he was responsible for mobile business operations. Prior to that, Mr. Emans served in a variety of positions at InfoSpace, including senior manager of revenue assurance, and senior manager of finance. Mr. Emans began his career at Deloitte & Touche LLP where he served as an auditor. He holds a bachelor's degree in business administration from the University of Washington and is a licensed CPA in Washington State.

About InfoSpace, Inc.

InfoSpace, Inc., a leading developer of metasearch products, is focused on bringing the best of the Web to Internet users. InfoSpace's proprietary metasearch technology combines the top results from several of the largest online search engines, providing fast and comprehensive search results. InfoSpace sites include Dogpile® (www.dogpile.com), InfoSpace.com® (www.infospace.com), MetaCrawler® (www.metacrawler.com), WebCrawler® (www.webcrawler.com), and WebFetch® (www.webfetch.com). InfoSpace's metasearch technology is also available on nearly 100 partner sites, including content, community, and connectivity sites. In addition, the Company operates an innovative online search engine optimization tool, WebPosition® (www.webposition.com). Additional information may be found at www.infospaceinc.com.

InfoSpace.com, InfoSpace, Dogpile, MetaCrawler, WebCrawler, WebFetch, and other marks are trademarks of InfoSpace, Inc.

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Investor Contact:

Stacy Ybarra, InfoSpace

(425) 709-8127

stacy.ybarra@infospace.com